Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of April 3, 2006 (the “Agreement”), by and between HBDC II, INC., a Delaware corporation (the “Company”), and IVAN SPINNER (“Employee”).

WHEREAS, the Company desires to enter into this Agreement in order to assure itself of the continued service of Employee, and Employee desires to work for the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

SECTION 1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth.

SECTION 2. Term. The employment of Employee hereunder shall be for a period commencing on the date hereof (the “Commencement Date”) and ending on the second anniversary of the Commencement Date (the “Term”) or such earlier date upon which the employment of the Employee shall terminate in accordance with the provisions hereof. The period commencing on the Commencement Date and ending on the date of termination of the Employee’s employment hereunder shall be called the “Term of Employment” for Employee, and the date on which the Employee’s employment hereunder shall terminate shall be called the “Termination Date.”

SECTION 3. Duties. During the Term of Employment, Employee shall be employed as Senior Vice President of the Company and will act in accordance with, and be subject to, the policies and procedures as may be duly adopted by the Board of Directors of the Company (the “Board”) from time to time. Employee shall be responsible for the maintenance and management of outside sales and endorsed marketing, and shall perform such other duties as are consistent with his position, as the Board or the Chief Executive Officer of the Company shall designate. Employee shall report to the Chief Executive Officer of the Company. Employee shall use his best efforts to perform well and faithfully the foregoing duties and responsibilities.

SECTION 4. Time to be Devoted to Employment. During the Term of Employment, Employee shall devote all of his business time, attention and energies to the business of the Company (except for vacations to which he is entitled pursuant to Section 6(b) and periods of illness or incapacity); provided, however, that Employee may spend a portion of his business time, as deemed reasonable by the Board, but in no event to exceed twenty hours per month, providing the services required under that certain consultant agreement between Employee and LA Marketing LLC, a limited liability company, attached hereto as Exhibit A (the “Consultant Agreement”). During the Term of Employment, Employee shall not engage in any business activity (other than pursuant to the Consultant Agreement) which, in the reasonable judgment of the Board, conflicts with the duties of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

SECTION 5. Compensation.

(a)          Signing Bonus. Upon execution of this Agreement, the Company shall pay to Employee an initial sign on bonus of $150,000.

(b)          Base Salary. The Company shall pay to Employee a base salary of $371,000 per year for each year of the Term of Employment. The base salaries shall be payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its employees.

(c)         Bonus. During the Term of Employment, Employee shall be eligible to receive incentive compensation and bonus at the sole discretion of the Board.

(d)        Withholding. The Company shall have the right to deduct and withhold from the compensation payable hereunder to Employee all applicable federal, state and local taxes and charges and social security taxes subject to withholding, as are now in effect or that may be hereafter enacted or required.

(e)         Stock Options. On the Commencement Date, the Company shall grant to Employee stock options (“Options”) for the purchase of an aggregate of 150,000 shares of Health Benefits Direct Corporation’s common stock (“HBDC Stock”), at an exercise price per share equal to the closing price of the HBDC Stock on the Commencement Date. The Options shall vest 25% upon the first anniversary of the date of grant and the remainder in equal amounts on each of the next 36 months following the first anniversary of the date of grant, conditioned on Employee’s continued employment with the Company. In addition, the Company may grant additional options to Employee as a bonus, based on performance objectives to be determined in the sole discretion of the Board from time to time.

SECTION 6. Business Expenses; Benefits.

(a)          The Company shall reimburse Employee from time to time, in accordance with the practice of the Company for employees, for all reasonable and necessary expenses and other disbursements incurred by Employee for or on behalf of the Company in the performance of Employee’s duties hereunder. Employee shall provide such appropriate documentation of expenses and disbursements as may from time to time be required by the Company.

(b)          During the Term of Employment, Employee shall be entitled to four (4) weeks of paid vacation per year. Employee shall also be entitled to all paid holidays given by the Company to its employees generally.

(c)          During the Term of Employment, Employee shall be entitled to participate in the group health, life, dental and disability insurance benefits, and retirement plan benefits made available from time to time for its employees generally (the “Benefit Plans”).

SECTION 7. Involuntary Termination.

(a)          If Employee is incapacitated or disabled in a manner that qualifies Employee for benefits under the permanent disability policy of the Company for employees generally, the Term of Employment and employment of Employee under this Agreement shall cease (such termination, as well as a termination under Section 7(b), being hereinafter referred to as an “Involuntary Termination”).

(b)          If Employee dies during the Term of Employment, the Term of Employment and Employee’s employment hereunder shall cease as of the date of Employee’s death.

(c)          Upon the termination of Employee’s employment due to an Involuntary Termination, neither the Employee nor his beneficiary or estate (if applicable) shall have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion of (A) the base salary provided for in Section 5(b), computed on a pro rata basis through the Termination Date and (B) bonus compensation, if any, provided for in Section 5(c) earned prior to the Termination Date (which bonus amount shall be payable at such times as the Company pays bonuses for such year to its employees), (ii) the amount, on a pro rata basis from the Termination Date through the end of the Term, of the base salary provided for in Section 5(b) that is above $250,000 per year, payable at such times and in accordance with the Company’s usual practices for paying its employees salaries, including withholding of applicable taxes, (iii) any unpaid accrued benefits of Employee, (iv) reimbursement for any expenses for which Employee shall not have been reimbursed as provided in Section 6(a), and (v) continued provision, for a period of one year following Employee’s termination, of benefits under the Benefit Plans.

SECTION 8. Termination by the Company.

(a)        Termination for Cause. The Company may terminate the Term of Employment and the employment of Employee hereunder at any time for Cause (as hereinafter defined) by giving Employee written notice of such termination, effective immediately upon the giving of such notice to Employee. As used in this Agreement, “Cause” means Employee’s (i) indictment for or conviction of, or the entering of a plea of nolo contender with respect to, an act constituting a felony, (ii) commission of an act involving fraud, moral turpitude, theft or dishonesty which materially adversely affects the Company or could reasonably be expected to materially adversely affect the Company, (iii) gross negligence or willful misconduct in the performance of his duties under this Agreement, (iv) willful and repeated failure to be reasonably available to perform his duties, (v) repeated failure to follow the reasonable and lawful directions of the Board or Employee’s supervisor, (vi) material breach of the terms and provisions of this Agreement or any agreement with the Company, or (vii) use of controlled substances or alcohol in the workplace or outside of the workplace is such a manner as impairs or prevents the performance of his duties hereunder or endangers Employee or any other employee of the Company.

(b)        Effect of Termination for Cause. Upon the termination of the Term of Employment and Employee’s employment hereunder pursuant to Section 8(a), Employee shall not have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of (A) the base salary provided for in Section 5(b), computed on a pro rata basis through the Termination Date and (B) bonus compensation provided for in Section 5(c) earned prior to the Termination Date (which bonus amount shall be payable at such times as the Company pays bonuses for such year to its employees), (ii) the amount, on a pro rata basis from the Termination Date through the end of the Term, of the base salary provided for in Section 5(b) that is above $250,000 per year, payable at such times and in accordance with the Company’s usual practices for paying its employees salaries, including withholding of applicable taxes, (iii) any unpaid accrued benefits of Employee, and (iv) reimbursement for any expenses for which Employee shall not have been reimbursed as provided in Section 6(a).

(c)        Termination other than for Cause. The Company may terminate the Term of Employment and the employment of Employee hereunder at any time other than for Cause by giving Employee written notice of such termination, which notice shall be effective thirty (30) days after the giving of such notice or such later date set forth therein.

(d)        Effect of Termination other than for Cause. Upon the termination of the Term of Employment and Employee’s employment hereunder pursuant to Section 8(c), Employee shall not have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion of (A) the base salary provided for in Section 5(b), computed on a pro rata basis through the Termination Date and (B) bonus compensation, if any, provided for in Section 5(c) earned prior to the Termination Date (which bonus amount shall be payable at such times as the Company pays bonuses for such year to its employees), (ii) any remaining base salary amounts owing under Section 5(b), at such times and in accordance with the Company’s usual practices for paying its employees salaries, including withholding of applicable taxes, (iii) any unpaid accrued benefits of Employee, (iv) reimbursement for any expenses for which Employee shall not have been reimbursed as provided in Section 6(a), and (v) continued provision, for a period of six months following Employee’s termination, of benefits under the Benefit Plans.

(e)         Mitigation of Damages. Employee shall be obligated to seek other employment in order to mitigate his damages resulting from his termination pursuant to this Section 8, provided that such employment with another company need not be taken at a level below what his position was with the Company.

SECTION 9. Termination by Employee. If at any time during the Term of Employment, Employee elects to terminate his employment with the Company, then such termination by Employee shall constitute a breach of this Agreement and the Company’s obligations to Employee under this Agreement shall be as set forth in Section 8(b) hereof.

SECTION 10. Disclosure of Information. Employee will not, either during the Term of Employment or at any time thereafter, divulge, publish, communicate, furnish or make accessible to anyone (other than in furtherance of the purposes of the Company) any knowledge or information with respect to the Company’s confidential, secret or proprietary products, technology, methods, plans, materials and processes, or with respect to any other confidential, secret or proprietary aspects of the business, activities or products of the Company including, without limitation, (a) product development information, research and development projects or other technical data pertaining to the Company’s products (whether or not subject to patent, trademark or copyright protection) or (b) any customer or client lists, telephone leads, prospects lists, sales figures and forecasts, financial projections, advertising and marketing plans and business strategies and plans (all of the foregoing items set forth in clauses (a) and (b) being referred to herein collectively as “Confidential Property”) or except as otherwise required by law. In the event that Employee becomes legally compelled to disclose any Confidential Property, Employee shall advise the Company as soon as practicable so that the Company may seek a protective order or other appropriate remedy. In addition, Employee agrees to cooperate in the Company’s effort to obtain a protective order or other appropriate remedy. Upon the termination of the Term of Employment, Employee shall return to the Company all property (including Confidential Property) of the Company (or any subsidiary or affiliate thereof) then in the possession of Employee and all books, records, computer tapes or discs and all other material containing non-public information concerning the business, clients or affairs of the Company or any affiliate thereof.

SECTION 11. Non-Compete. In consideration of the premises contained herein and the consideration to be received hereunder, Employee agrees as follows:

(a)           Subject to Employee’s obligations under the Consultation Agreement, Employee shall not, during the Term of Employment and for a period of two (2) years from the Termination Date, (i) directly or indirectly engage, whether or not such engagement shall be as a sole proprietor, partner, stockholder, officer, director, employee, consultant, agent, investor or in any other capacity, in any Competitive Business (as defined below), or represent in any way any Competitive Business, whether or not such engagement or representation shall be for profit, (ii) solicit business from any person, firm, corporation or other business entity that had done business with, or was a customer or account of, the Company or its affiliates that could cause the Company or its affiliates, as the case may be, to lose existing or proposed business as a result of such solicitation, (iii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, its affiliates and any other person or entity, including, without limitation, any customer, supplier, employee or consultant of the Company or its affiliates, (iv) induce any employee of the Company or an affiliate to terminate his employment with the Company or the affiliate or to engage in any Competitive Business in any manner described in the foregoing clause (i), (v) affirmatively assist or induce any other person or entity to engage in any Competitive Business in any manner described in the foregoing clause (i), or (vi) engage in any activity or employment in which it could be reasonably anticipated to cause Employee to use or disclose any Confidential Property. Anything contained in this Section 11 to the contrary notwithstanding, an investment by Employee in any publicly traded company in which Employee and his affiliates exercise no operational or strategic control and which constitutes less than 1% of the capital of such entity, shall not constitute a breach of this Section 11.

(b)        As used herein, “Competitive Business” shall mean any business throughout the world engaged in any line of business in which the Company or its affiliates was engaged or had a formal plan to enter as of the Termination Date, including but not limited to the operation of an online insurance marketplace.

(c)        Employee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to that of the Company or its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in any event (given his education, skills and ability), Employee does not believe would prevent him from earning a living.

SECTION 12. Right to Inventions.

(a)         Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all marks, designs, logos, inventions, improvements, technical information and suggestions relating in any way to the business conducted by the Company, which he may develop or which may be acquired by Employee during the Term of Employment (whether or not during usual working hours), together with all trademarks, patent applications, letters, patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement or technical information (collectively, “Inventions”). In connection therewith, Employee shall take all actions reasonably necessary or desirable to assign and/or confirm the assignment of any Invention to the Company.

(b)        To the extent any of the rights, title and interest in and to Inventions cannot be assigned by Employee to the Company, Employee hereby grants to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Inventions can neither be assigned nor licensed by Employee to the Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Company or any of the Company’s successors in interest to such non-assignable and non-licensable rights. Employee hereby grants to the Company or the Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any prior inventions which Employee incorporates, or permits to be incorporated, in any Inventions. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, any prior inventions of Employee in any Inventions without the Company’s prior written consent.

SECTION 13. Future Innovations. Employee recognizes that Inventions or Confidential Property relating to his activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within six (6) months after termination of his employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by the Company. Accordingly, Employee agrees that such Inventions or Confidential Property shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during his employment with the Company and are to be promptly assigned to the Company unless and until Employee has established the contrary by written evidence satisfying the clear and convincing standard of proof.

SECTION 14. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)         Employee agrees to perform, during and after his employment, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions or Confidential Property assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions or Confidential Property.

(b)        In the event that the Company is unable (after reasonable efforts) to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Employee hereby irrevocably designates and appoints the Company and the Company’s duly authorized officers and agents as his agents and attorneys-in-fact to act for and on his behalf and instead of him, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under Inventions, all with the same legal force and effect as if executed by Employee.

SECTION 15. Enforcement; Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to (i) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made, or (ii) otherwise to render it enforceable in such jurisdiction.

SECTION 16. Remedies. Employee acknowledges and understands that the provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursuing any other remedies available for any breach or threatened breach of this Agreement.

SECTION 17. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by a nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company, to:	HBDC II, Inc.
2200 S.W. 10th Street
Deerfield Beach, Florida 33442

Telecopier: (954)-691-4040

Telephone: (954) 944-4447

with copies (which shall not

constitute notice) to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention:	Harvey Kesner, Esq.

Telecopier: (212) 451-2222

Telephone: (212) 451-2300

if to Employee, to:	Ivan Spinner
4800 N. Federal Highway, Suite 108D
Boca Raton, Florida 33431

Telecopier: (561)-363-3757

Telephone: (561)-939-6400

with copies (which shall not

constitute notice) to:	Richard S. Lehman, Esq.
2600 N. Military Trail, Suite 270
Boca Raton, Florida 33431
Telecopier: (561) 998-9557

Telephone: (561) 368-1113

or to such other address as the party to whom notice is to be given may have furnished to the other party or parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

SECTION 18.   Binding Agreement; Benefit. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives, successors and assigns of the parties.

SECTION 19. Governing Law. This Agreement will be governed by, construed and enforced in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

SECTION 20. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other breach.

SECTION 21. Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, between the parties with respect thereto.

SECTION 22.    Survival of Provisions. Neither the termination of this Agreement, nor of Employee’s employment hereunder, shall terminate or affect in any manner any provision of this Agreement that is intended by its terms to survive such termination, including without limitation, the provisions of Sections 7 through 14.

SECTION 23.   Amendments. This Agreement may be amended only by an agreement in writing signed by the parties.

SECTION 24.     Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 25. Assignment. This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.

SECTION 26. Counterparts. This Agreement may be executed in counterparts, and each such counterpart, including a facsimile copy thereof, shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

HBDC II, INC.

By:    /s/ Scott Frohman

Name: Scott Frohman
Title: CEO

            /s/ Ivan Spinner

            Ivan Spinner